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                                                                    EXHIBIT 99.5

PRUDENTIAL LETTERHEAD

                            PRIVATE AND CONFIDENTIAL

December 14, 1999

The Board of Directors
Elite Information Group, Inc.
5100 West Goldleaf Circle, Suite 100
Los Angeles, CA 90056

Members of the Board:

     Prudential Volpe Technology Group ("PVTG"), formerly Volpe Brown Whelan & Company, LLC, has been requested to provide our opinion (the "Opinion") as to the fairness, from a financial point of view, to the shareholders of Elite Information Group, Inc. ("Elite" or the "Company") of the consideration to be received by such shareholders pursuant to the Agreement and Plan of Merger (the "Agreement") by and among Elite, Solution 6 Holdings Limited ("Solution 6") and a wholly-owned subsidiary of Solution 6 (the "Purchaser").

     The Agreement provides, in general, that the Purchaser will make a tender offer (the "Offer") for all of the outstanding shares of Common Stock of Elite at a price per share of $11.00 (the "Per Share Consideration") net to the seller in cash. The Agreement further provides that, as soon as practicable after the completion of the Offer, the Purchaser will be merged into Elite (the "Merger", and collectively with the Offer, the "Acquisition") and each share of Common Stock of Elite will be converted into the right to receive in cash an amount equal to the highest price paid per share in the Offer.

     The Agreement further provides that each holder of a Elite stock option will receive a cash payment equal to the excess of (a) the Per Share Consideration times the number of shares of Elite Common Stock subject to such option that is vested and exercisable (including those options that become vested and exercisable as a result of the transaction) over (b) the aggregate exercise price of such option.

     It is our understanding that the parties intend that the transaction will be accounted for as a purchase for financial reporting purposes.

     For the purposes of rendering the Opinion, we have, among other things:

          (i) reviewed a copy of the December 13, 1999 draft of the Agreement;

          (ii) discussed the terms of the Agreement with Elite management and the Elite Board of Directors;

          (iii) interviewed management of Elite concerning the business prospects, financial outlook and operating plans of the Company;

          (iv) reviewed certain historical and certain projected financial statements and other relevant financial and operating data of Elite prepared by the management of the Company;

          (v) reviewed the valuation of selected publicly-traded companies we deemed relevant for the analysis;

          (vi) reviewed the historical stock trading patterns of Elite and analyzed the premium of the Per Share Consideration in relation to historical Elite stock trading ranges;

          (vii) reviewed premiums paid in merger and acquisition transactions in relation to the premium represented by the Per Share Consideration at different times prior to the date of announcement;
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          (viii) reviewed, to the extent publicly available, the financial terms of selected merger and acquisition transactions that we deemed relevant for the analysis;

          (ix) performed a discounted cash flow analysis of the Elite cash flow stream based upon financial projections of Elite management;

          (x) performed a maximum price payable for no dilution analysis based on the maximum non-dilutive price payable under purchase accounting conventions;

          (xi) performed a contribution analysis providing a valuation based on Elite's relative contribution to Solution 6 on various metrics; and

          (xii) performed such other studies, analyses and inquiries and considered such other information as we deemed relevant.

     PVTG relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to PVTG by Elite and has relied upon the assurances of Elite that all such information is complete and accurate in all material respects and that there is no additional material information known to it that would make any of the information made available to PVTG either incomplete or misleading.

     Elite has also retained outside legal, accounting, and tax advisors to advise on matters relating to the Acquisition. Accordingly, PVTG has assumed the accuracy of such advice for purposes of its opinion and has not independently verified or confirmed such advice and expresses no opinion on such matters.

     Although Elite had discussions with third parties concerning possible business combinations, for purposes of this Opinion we were not requested to consider, and we are expressing no opinion as to, the relative merits of the Acquisition as compared to any other business combination or alternative business strategies that might exist for Elite or the effect of any other business combination in which Elite might engage.

     With respect to the projected financial data of Elite, all of which has been provided or approved by the management of Elite, PVTG has relied upon assurances of Elite that such data has been prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of Elite management as to the future financial performance of Elite. Our Opinion is based, in large part, on these projected financial data and estimates.

     PVTG is relying upon the information provided to it by Elite for the purposes of rendering the Opinion. PVTG expresses no opinion and has made no investigation with respect to the validity, accuracy or completeness of the information provided to it and does not warrant any projections included in such information. Actual results that Elite might achieve in the future may vary materially from those used in PVTG's analysis.

     PVTG has assumed that the Acquisition will be consummated in accordance with the terms of the Agreement and that no subsequent material changes or amendments will be made prior to completion of the Acquisition. Any material changes could impact the PVTG analysis and Opinion. PVTG has, furthermore, not made any independent appraisals or valuations of any assets of Elite, nor has PVTG been furnished with any such appraisals or valuations. PVTG has performed no investigations relating to the representations and warranties made by Elite, Solution 6 or the Purchaser, including representations with respect to intellectual property rights and status of any litigation pending or threatened against any company. While PVTG believes that its review, as described herein, is an adequate basis for the Opinion, the Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Opinion, and any change in such conditions would require a re-evaluation of the Opinion.

     The Opinion addresses only the fairness, from a financial point of view, of the Per Share Consideration to Elite and does not address the relative merits of the Acquisition and any alternatives to the Acquisition, Elite's decision to proceed with or the effect of the Acquisition, or any other aspect of the Acquisition.

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     The preparation of a fairness opinion involves various judgments as to appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, we believe our analyses and the factors utilized in such analysis must be considered as a whole and that considering any portion of such analyses or factors, without considering all analyses and factors could create a misleading or incomplete view of the process underlying the Opinion. In our analyses, we made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond Elite's control and are not susceptible to accurate prediction.

     The Opinion does not constitute a recommendation as to the Board of Director's decision on whether to support the Acquisition and recommend it to Elite's shareholders and does not constitute a recommendation to shareholders as to whether to tender their shares in the Offer or vote in favor of the Merger. The Opinion and related materials have been prepared for the use and benefit of the Board of Directors of Elite and may not be used for any other purpose, except that this opinion may be included in any filing which Elite makes with the Securities and Exchange Commission with respect to, and distributed to the shareholders of Elite in connection with, the Acquisition. Although developments following the date of the Opinion may affect the Opinion, PVTG assumes no obligation to update, revise or reaffirm the Opinion.

     As a customary part of its investment banking business, PVTG engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, PVTG and its affiliates may actively trade the equity securities of Elite or Solution 6 and its affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     PVTG will receive a fee for rendering its Opinion, no portion of which is conditioned upon the Opinion being favorable. In addition, PVTG is to be paid a fee upon the close of the Offer.

     Based upon and subject to the foregoing limitations and restrictions and after considering such other matters as we deem relevant, it is our opinion that, as of the date hereof, the Per Share Consideration is fair, from a financial point of view, to the shareholders of Elite.

                                        Very truly yours,

                                        PRUDENTIAL VOLPE TECHNOLOGY GROUP

                                        By:   /s/ [SIGNATURE ILLEGIBLE]
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